PROSPECTUS SUPPLEMENT                                Filing Under Rule 424(b)(3)
(TO PROSPECTUS DATED MAY 7, 1996 AND                   Registration No. 333-4288
PROSPECTUS SUPPLEMENT DATED AUGUST 1, 1996)

                                 $107,000,000

                           [LOGO OF UTILITIES, INC.]

                          SERIES B MEDIUM-TERM NOTES
                 DUE MORE THAN NINE MONTHS FROM DATE OF ISSUE

  The Prospectus supplemented by this Prospectus Supplement covers the offer and issuance from time to time of debt securities by UGI Utilities, Inc. (the "Company"). The general terms of the debt securities are set forth in the Company's Prospectus dated May 7, 1996. By Prospectus Supplement dated August 1, 1996, the Company supplemented its May 7, 1996 Prospectus to provide for the offering of Series B Medium-Term Notes ("Notes") with an aggregate initial offering price of up to $75,000,000. The terms of each Note are established prior to issuance and set forth in pricing supplements. The Company has authorized an increase in the aggregate initial offering price of the Notes from $75,000,000 to $107,000,000, subject to reduction as a result of the sale of other debt securities of the Company.

  All references contained in the Company's Prospectus Supplement dated August 1, 1996 to an aggregate $75,000,000 initial offering price for the Notes are updated to refer to an aggregate $107,000,000 initial offering price. To date, Notes with an aggregate initial offering price and principal amount of $55,000,000 have been issued. Accordingly, the Company is offering Notes with an aggregate initial offering price of $52,000,000 pursuant to this Prospectus Supplement.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                 PRICE TO         AGENT'S DISCOUNT             PROCEEDS TO
                PUBLIC(1)         OR COMMISSION(2)            COMPANY(2)(3)
------------------------------------------------------------------------------
Per Note....     100.000%          .125 -- .750%            99.875% -- 99.250%
------------------------------------------------------------------------------
                                                             $106,866,250 --
Total(4)....   $107,000,000     $133,750 -- $802,500           $106,197,500
------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) The Notes will be issued at 100% of their principal amount unless otherwise set forth in the applicable Pricing Supplement.
(2) The Company will pay a discount or commission to Donaldson, Lufkin & Jenrette Securities Corporation, as agent (the "Agent"), in the form of a discount off the principal amount of any Note sold through such Agent, ranging from .125% to .750%, depending on the stated maturity of the Note (except that the Company and the Agent may agree to a higher commission for maturities in excess of 30 years). The Company may also sell Notes to the Agent at a discount for resale by the Agent. The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deducting expenses payable by the Company estimated at $270,000.
(4) Notes with an aggregate initial offering price of $55,000,000 were issued prior to the date of this Prospectus Supplement.

                               ----------------

                         DONALDSON, LUFKIN & JENRETTE
                           SECURITIES CORPORATION

           The date of this Prospectus Supplement is June 18, 1998.